Exhibit 8.1

525 W. Monroe St.
Chicago, IL 60661-3629
+1.312.902.5200 tel
katten.com

November 27, 2023

Pinstripes Holdings, Inc.

1150 Willow Road

Northbrook, IL 60062

Re:	U.S. Federal Income Tax Treatment of the Merger

Dear Ladies and Gentlemen:

We are United States tax counsel to Pinstripes, Inc., a Delaware corporation (“Pinstripes”), in connection with the preparation of the registration statement on Form S-4 (and together with the joint proxy statement/consent solicitation statement/prospectus filed therewith, the “Registration Statement”) (Registration No. 333-274442) originally filed with the Securities and Exchange Commission (the “Commission”) on September 8, 2023 and as amended or supplemented through the date hereof) under the Securities Act of 1933, as amended (the “Securities Act”), by Banyan Acquisition Corporation, a Delaware corporation (“Banyan” or the “Company”). The Registration Statement relates to the offer and issuance of up to 43,946,770 shares of Class A common stock, par value $0.01 per share, and up to 5,000,000 shares of Class B common stock, par value $0.01 per share, of the Company (together, the “Shares”), in the Business Combination (as defined below).

The Registration Statement is filed in connection with the transactions contemplated by the Second Amended and Restated Business Combination Agreement, dated as of November 22, 2023 (such agreement, as further amended or amended and restated in accordance with the terms thereof, the “Business Combination Agreement” and such transactions, the “Business Combination”) entered into by Pinstripes, Banyan and Panther Merger Sub Inc., a Delaware corporation and wholly-owned subsidiary of Banyan (“Merger Sub” and, together with Pinstripes and Banyan, the “Parties”) to effectuate the Business Combination. On the date of closing of the Business Combination (the “Closing”), Merger Sub will merge with and into Pinstripes (the “Merger”), with Pinstripes being the surviving corporation of the Merger (the date and time that the Merger becomes effective being referred to as the “Effective Time”) and, as a result of which, the surviving company will become a wholly owned subsidiary of Banyan, and the Shares will be issued to the stockholders of Pinstripes. Capitalized terms not otherwise defined herein shall have the same meanings attributed to such terms in the Registration Statement or the Business Combination Agreement (as applicable).

Pinstripes has requested that Katten Muchin Rosenman LLP (“Katten”, “we”, “our” or “us”) prepare this document (our “Opinion”) to address the U.S. federal income tax consequences

Pinstripes Holdings, Inc.
1150 Willow Road
Northbrook, IL 60062
November 27, 2023
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of the Merger as described in the discussion of the Mergers set forth in the section entitled “Certain Material United States Federal Income Tax Considerations — Material Tax Considerations of the Merger to U.S. Holders of Pinstripes Common Stock — U.S. Federal Income Tax Characterization of the Mergers” in the Registration Statement (the “Tax Disclosure”), pursuant to which the Parties intend for the Merger to be treated as a “reorganization” for U.S. federal income tax purposes within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”).1

This Opinion is issued in accordance with the final Treasury Regulations at 31 CFR Part 10, § 10.35-10.37, issued December 20, 2004, as amended on May 19, 2005, June 21, 2005, September 26, 2007, and revised effective as June 12, 2014.2  This Opinion is intended to comply with Circular 230’s standards applicable to written advice rendered with respect to federal income tax matters after June 12, 2014.  In accordance with the requirements under Circular 230’s Section 10.37, we have (i) based the written advice on reasonable factual and legal assumptions (including assumptions as to future events); (ii) reasonably considered all relevant facts and circumstances that we know or reasonably should have known; (iii) used reasonable efforts to identify and ascertain the facts relevant to written advice on each federal tax matter; (iv) not relied upon representations, statements, findings, or agreements (including projections, financial forecasts, or appraisals) of the taxpayer or any other person if reliance on them would be unreasonable; (v) related applicable law and authorities to facts; and (vi) not, in evaluating a federal tax matter, taken into account the possibility that a tax return will not be audited or that a matter will not be raised on audit.

This Opinion is limited to the federal income tax matters addressed in the Opinion.  With respect to any significant federal tax issues outside the limited scope of this Opinion, this Opinion is not intended or written to be used, and cannot be used, by any person for the purpose of avoiding federal tax penalties that may be imposed on such person.

I.	Documents Examined

In connection with the opinions rendered below, we have examined the following documents related to the Business Combination:

[1]

Unless otherwise indicated, all “Section” references herein are to the Internal Revenue Code of 1986, as amended (the “Code”) and/or the Treasury Regulations promulgated thereunder (the “Treasury Regulations”), as applicable, all as in effect as of the date of this Opinion.

[2]	Commonly known as “Circular 230.”

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1150 Willow Road
Northbrook, IL 60062
November 27, 2023
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1.	The Business Combination Agreement, including any annexes, exhibits, or schedules thereto.
2.	The Registration Statement.
3.	Any other documents as we have deemed necessary or appropriate for purposes of this Opinion.

II. Representations and Assumptions

In reaching the conclusions set forth in this Opinion, we have relied on certain representations made by Pinstripes in its signed Tax Certificate (the “Pinstripes Tax Certificate”) and on certain assumptions regarding factual matters as set forth below.  Based upon our discussions with officers of Pinstripes and our review of the documents referred to above, we believe that it is reasonable for us to rely on these representations and the following assumptions in rendering the opinions expressed in this Opinion:

1.

Each of the documents referred to above is authentic, if an original, or is accurate, if a copy, and has not been amended, and there has been (or will be by the Effective Time) execution and delivery of all documents where execution and delivery are prerequisites to the effectiveness thereof.

2.

The Business Combination will be consummated in the manner contemplated by, and in accordance with the provisions of, the Business Combination Agreement and the Registration Statement, and the Business Combination will be effective under the laws of the State of Delaware.

3.

Any statements made in any of the documents referred to herein “to the knowledge of” or similarly qualified as to belief, intent or otherwise are true, complete, and correct in all respects and will continue to be true, complete, and correct in all respects at all times up to and including the Effective Time, in each case without such qualification.

4.

The Parties have complied with and, if applicable, will continue to comply with the covenants contained in the Business Combination Agreement and the Registration Statement, and no action will be taken by the any of the Parties and/or any of its affiliates after the date hereof that would have the effect of altering the facts upon which the opinions set forth below are based.

5.	The representations set forth in the Pinstripes Tax Certificate are true, complete and correct in all material respects as of the date hereof, none of the Parties, nor any of their

Pinstripes Holdings, Inc.
1150 Willow Road
Northbrook, IL 60062
November 27, 2023
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affiliates, will take any actions (including entering into any side letter or other ancillary agreements) that would be inconsistent with or otherwise invalidate such representations.

6.

The Business Combination Agreement and the Registration Statement represent the entire understanding of the Parties with respect to the Business Combination, there are no other written or oral agreements other than the Business Combination Agreement, and none of the material terms and conditions thereof have been or will be waived or modified.

7.	Banyan, Pinstripes and all other relevant Persons will report the Business Combination for all U.S. federal income tax reporting purposes in a manner consistent with this opinion.

IV.Opinion

The U.S. federal income tax consequences of the transactions described in the Registration Statement are complex and are subject to varying interpretations. Our opinion is not binding on the Internal Revenue Service or any court, and there can be no assurance or guarantee that either will agree with our conclusions. The Internal Revenue Service may challenge one or more of the conclusions contained herein and may take a position that is inconsistent with the views expressed herein. There can be no assurance or guarantee that a court would, if presented with the issues addressed herein, reach the same or similar conclusions as we have reached.

For U.S. federal income tax purposes, the parties intend for the Merger to be treated as a “reorganization” within the meaning of Section 368(a) of the Code (the “Intended Tax Treatment”). Notwithstanding the parties’ intent, there are significant factual and legal uncertainties as to whether the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code, and the closing of the Merger is not conditioned on the receipt of any tax ruling or tax opinion. Therefore, the tax treatment of the Merger is inherently uncertain. For example, under Section 368(a) of the Code and Treasury Regulations promulgated thereunder, the acquiring corporation in a reorganization must continue, either directly or indirectly through certain controlled corporations, either a significant line of the acquired corporation’s historic business or use a significant portion of the acquired corporation’s historic business assets in a business. Specifically, under Treasury Regulations Section 1.368-2(j), (1) the stock surrendered must constitute control of the surviving corporation, (2) the controlling corporation must control the surviving corporation immediately after the transaction, and (3) the surviving corporation must hold “substantially all” of its own properties and substantially all of the properties of the merged corporation (other than stock of the controlling corporation distributed in the transaction). In applying this “substantially all” test to the surviving corporation, consideration furnished by the

Pinstripes Holdings, Inc.
1150 Willow Road
Northbrook, IL 60062
November 27, 2023
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surviving corporation in exchange for its stock is considered property of the surviving corporation which it does not hold after the transaction. There is no guidance directly on point as to how this requirement applies in the case of the Merger, where the amount of Pinstripes stock redeemed for cash pursuant to the appraisal rights of the Pinstripes stockholders (see “Solicitation of Consents from Pinstripes Stockholders—Appraisal Rights of Pinstripes Stockholders” in the Registration Statement), rather than exchanged for the right to receive New Pinstripes Common Stock pursuant to the Merger, is not known until shortly before, at the time of, or shortly after the Closing. If a significant number of Pinstripes shares were to be redeemed pursuant to such appraisal rights, the aforementioned “substantially all” requirement may not be satisfied. Further, there is uncertainty as to the tax treatment regarding the Earnout Shares and the EBITDA Earnout Shares (each as defined in the Business Combination Agreement), including whether such Earnout Shares or EBITDA Earnout Shares are, for U.S. federal income tax purposes, deemed owned by the Eligible Company Equityholders (as defined in the Business Combination Agreement) upon issuance to them, whether the Dividend Equivalent amounts payable with respect to such Earnout Shares and the EBITDA Earnout Shares (each as defined in the Business Combination Agreement) are considered cash or other property under Section 356 of the Code with respect to the Merger, and whether the “continuity of interest” requirements under Treasury Regulations Section 1.368-1(e) may be met if any such Earnout Shares or EBITDA Earnout Shares are forfeited subsequent to their issuance and after the Closing. As a result, despite the parties’ intention as stated in the Business Combination Agreement that the Merger qualify as a reorganization, the U.S. federal income tax treatment of the Merger is uncertain.

We have analyzed the pertinent authorities as they apply to the facts, representations, and assumptions upon which we have relied.  Based on this analysis, the documents and assumptions set forth above, and the representations and covenants set forth in the Pinstripes Tax Certificate, we confirm the statements set forth in the Registration Statement under the section entitled “Certain Material United States Federal Income Tax Considerations — Material Tax Considerations of the Merger to U.S. Holders of Pinstripes Common Stock — U.S. Federal Income Tax Characterization of the Mergers,” insofar as they address the material U.S. federal income tax considerations with respect to the Merger and discuss matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto (except to the extent stated otherwise therein), and we are of the opinion that, under currently applicable United States federal income tax law, the Merger more likely than not qualifies as a “reorganization” under Section 368(a) of the Code.

This Opinion is based upon existing statutory, regulatory, judicial and administrative authority in effect as of the date of this Opinion, any of which may be changed at any time with retroactive effect.  In addition, our analysis is based solely on the documents we have examined, the representations made, and the facts set forth herein.  If any of the facts contained in these documents or in such additional information are, or later become, inaccurate, or if any of the

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1150 Willow Road
Northbrook, IL 60062
November 27, 2023
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representations that you have made or any of the assumptions that we have made are, or later become, inaccurate, our conclusions could well be different and this opinion cannot be relied upon.  Similarly, this Opinion is qualified by the preceding discussion and analysis and cannot be relied upon if we have not been informed of any material or relevant fact that would adversely affect our analysis.

Our opinions in this Opinion are limited to federal income tax law.  We express no opinion on any tax or legal matters other than the opinions set forth herein.

We are furnishing this Opinion in connection with the filing of the Registration Statement, including the joint proxy statement/consent solicitation statement/prospectus forming a part thereof. This Opinion is expressed as of the date hereof, and we are under no obligation to supplement or revise our opinion to reflect any legal developments, any factual matters arising subsequent to the date hereof, or the impact of any information, document, certificate, record, statement, representation, covenant, or assumption relied upon herein that becomes incorrect or untrue.

We consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules or regulations of the Commission promulgated thereunder.

Pinstripes Holdings, Inc.
1150 Willow Road
Northbrook, IL 60062
November 27, 2023
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Sincerely,

/s/ Katten Muchin Rosenman LLP

KATTEN MUCHIN ROSENMAN LLP